Exhibit 99.2

Event ID:   1399232

Culture:   en-US

Event Name: Cornell Companies Update Call

Event Date: 2006-10-09T13:30:00 UTC

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Notes:

Converted From Text Transcript

Event ID:   1399232

Culture:   en-US

Event Name: Cornell Companies Update Call

Event Date: 2006-10-09T13:30:00 UTC

******************************************************

Notes:

Converted From Text Transcript

EVENT ID: 1399232

******************************************************

P: Operator;;

C: Christine Parker;Cornell Companies, Inc.;Director IR

C: James Hyman;Cornell Companies, Inc.;Chairman, CEO

P: Peter Reed;Mast Capital Management;Analyst

P: Craig Kelleher;Regiment Capital;Analyst

P: Chuck Ruff;Insight Investments;Analyst

P: Sheryl Skolnick;CRT Capital;Analyst

P: Ben Green;Avondale Partners;Analyst

P: Todd Van Fleet;First Analysis;Analyst

C: John Nieser;Cornell Companies, Inc.;CFO, Treasurer

P: Alex Heidrider;Millennium Partners;Analyst

P: Anton Hie;Jefferies & Company;Analyst

P: Andrew Jones;North Star Partners;Analyst

P: Ali Motamed;Boston Partners;Analyst

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P: Operator;;

C: Christine Parker;Cornell Companies, Inc.;Director IR

C: James Hyman;Cornell Companies, Inc.;Chairman, CEO

P: Peter Reed;Mast Capital Management;Analyst

P: Craig Kelleher;Regiment Capital;Analyst

P: Chuck Ruff;Insight Investments;Analyst

P: Sheryl Skolnick;CRT Capital;Analyst

P: Ben Green;Avondale Partners;Analyst

P: Todd Van Fleet;First Analysis;Analyst

C: John Nieser;Cornell Companies, Inc.;CFO, Treasurer

P: Alex Heidrider;Millennium Partners;Analyst

P: Anton Hie;Jefferies & Company;Analyst

P: Andrew Jones;North Star Partners;Analyst

P: Ali Motamed;Boston Partners;Analyst

+++ presentation

Operator: Good morning ladies and gentlemen and welcome to the Cornell Companies’ update conference call. At this time all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question-and-answer session. (OPERATOR INSTRUCTIONS) As a reminder, this conference is being recorded today, Monday, October 9, 2006.

I would now like to turn the conference over to the Director of Investor Relations for Cornell Companies, Ms. Christine Parker. Please go ahead.

Christine Parker: Good morning. Thank you for joining us to discuss the proposed transaction between Cornell Companies and Veritas Capital. With us today is James Hyman, Chairman and CEO, accompanied by John Nieser, CFO.

Before we get started, I’d like to inform you that certain statements made during this conference call that are not historical may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are discussed in the press release issued today. Risk factors associated with these statements can be found in the press release and in the Company’s latest SEC filings.

While the contents of this call and this morning’s press release address certain terms and conditions of the proposed transaction, they do not constitute a complete representation of the merger agreement. Listeners and participants are encouraged to review the forthcoming 8-K, subsequent proxy, and any other related SEC filings for additional information.

Lastly, we would like to advise you that the information and statements made during this call are made as of this date, and listeners to any replay should understand that the passage of time by itself will diminish the quality of these statements. The contents of the call are the property of the Company, and any replay or transmission thereof may be done only with the consent of Cornell Companies. With that aside, I will now turn the call over to James Hyman.

James Hyman: Good morning. Thank you, Christine. Thank you for joining us on such short notice. Earlier today we issued a press release announcing that we have entered into a definitive merger agreement with Veritas Capital. Today’s call will discuss that announcement and intended transaction.

First, I’d like to briefly summarize some of the key aspects of the transaction. Under the terms of the agreement, Veritas will pay Cornell stockholders $18.25 in cash per share of common stock. There are several benchmarks against which this price could be measured. First, relative to last Friday’s closing price, the deal represents a premium of approximately 2.1%. But more importantly, it represents a premium of approximately 30.5% to the closing stock price on May 22, which is the day before rumors of a sale of

Cornell began appearing in the media, and therefore the date on which we consider the stock price unaffected.

The transaction is valued in total at approximately $518.6 million, which includes the assumption of approximately $273.6 million in debt.

The transaction with Veritas represents the conclusion to Cornell’s strategic review process. Though we announced that process in June, the process has actually been underway since the third quarter of 2005. During that period, the Board was advised by Rothschild Inc., who assisted the Board in the careful and extensive consideration of the full range of strategic alternatives available to the Company.

The Board has unanimously concluded that the transaction with Veritas creates the greatest value for Cornell’s shareholders, and they have unanimously approved this transaction.

As noted in the press release, we anticipate that the transaction will close by the end of the first quarter of 2007. The transaction is subject to shareholder approval, regulatory approval, and the completion of closing conditions. Additional details surrounding the transaction will be available in our 8-K filing, as well as the forthcoming proxy and other SEC filings as required.

With respect to the potential impact on our operations, we expect no change from this transaction in our ability to deliver excellent value and service to our current customers, nor any diminishment in our ability to capitalize on the growth opportunities that we see for each of our businesses.

Moreover, we are delighted to be partnering with Veritas Capital, who has a long and successful track record of working with companies that provide outsourced services to government.

With that, I would like to open the discussion up directly for any questions you have. As this transaction remains subject to a number of closing conditions, I may be unable to answer some of your questions, but will address as many of them as you have. If you have more, please drop back into the queue to ask the additional questions. In addition, please keep your questions limited to the transaction. I do not intend to discuss our financial performance or other operational matters on today’s call. So with that as the preamble, I would like to open it directly and send it to the operator.

+++ q-and-a

Operator: (OPERATOR INSTRUCTIONS) Our first question comes from Peter Reed, with Mast Capital Management. Please go ahead.

Peter Reed: Good morning. Could you tell us how you intend to capitalize the new company?

James Hyman: I guess at this point there have been no announcements on that. That is something that Veritas, as the buyer, will determine. If they make a public announcement about that, it will be done at that time.

Peter Reed: Okay. Alternatively, am I reading the indenture correctly that —  because MCF, I believe, is not a restricted subsidiary, that in calculation of EBITDA for your debt incurrence ratios, that we need to strip out any interest, depreciation, and amortization that is incurred at that level?

James Hyman: I’m not sure I entirely understand the question. But MCF is totally nonrecourse. It is consolidated on our books, but is a totally separate funding stream and is not affected by this transaction.

Peter Reed:  Okay. Thank you.

Operator: Our next question comes from Craig Kelleher with Regiment Capital. Please go ahead, sir.

Craig Kelleher: Hey, guys. Along the lines of Peter’s question there, in terms of looking at the capital structure, I mean has there been any discussion of whether to leave the bonds outstanding, or if those have to come out?

James Hyman: No discussion that we have had with them. At this point I don’t think there is any announcement that they have made or will make.

Craig Kelleher: Okay. As for the $18.25 a share, I mean, your stock was recently trading above that level for a brief period of time. Can you talk about how you guys set that as a fair price?

James Hyman: Sure. Obviously there has been volatility in the stock. The time that we have spent really looking at what the value is in the Company and how it plays out over time – I think last week you saw a little bit of froth because of the press coming out of the California situation – but as we looked at this deal, as the Board looked at this deal, we felt that it was absolutely fair when you take into account all the risks and the opportunities in the Company.

Craig Kelleher: You guys obviously have one very large kind of multiple shareholder. I mean, as far as you know, are they onboard with this so far?

James Hyman: The Board voted unanimously for this transaction.

Operator: Does that answer your question, sir?

Craig Kelleher: Yes. Thank you.

Operator: Thank you. Our next question comes from Chuck Ruff with Insight Investments. Please go ahead.

Chuck Ruff: What is the breakup fee on the deal?

James Hyman: Sure. Breakup fee is $8 million if we obviously go with someone else. In addition to that, there is a $2.5 million – up to $2.5 million – of expense reimbursement.

Chuck Ruff: Okay. So it would really be $10.5 [million] total?

James Hyman: Correct.

Chuck Ruff:  Allright, I’ll get back in line.

Operator: Thank you, our next question comes from Sheryl Skolnick with CRT Capital. Please go ahead with your question.

Sheryl Skolnick: Good morning, thank you and congratulations on a very long, hard, and ultimately successful road here. I do have a question — and given where the bonds are trading, it probably doesn’t make sense to ask it, but I will ask it anyway just for form’s sake: There is a change of control put on these bonds. I assume this is a change of control?

James Hyman: This is a change of control.

Sheryl Skolnick: Right. Okay. Are there any other aspects of the change of control that might have bearing on your operations? For example, would any of your contracts with either the federal or the state governments or counties be affected by this?

James Hyman: We don’t expect any operational impact on those contracts, no.

Sheryl Skolnick: Okay, terrific. I’ll get back in. Thank you.

James Hyman: It’s just — the change of control is obviously when it is completed.

Sheryl Skolnick: I understand, yes; when it actually takes place.

James Hyman: Right.

Sheryl Skolnick:  Thank you.

Operator: Our next question comes from Patrick Swindle with Avondale Partners. Please go ahead.

Ben Green: This is actually his associate, Ben. We were just wondering if you could tell us if there were any strategic buyers that were interested or, I guess, looked at Cornell as well.

James Hyman: Ben, as you can imagine, I am not going to get into the details of the process. What I would say is that the Board, we spent a long time on this process. We looked at a complete range of strategic alternatives. We were very thorough in that analysis.

Where we are today we think is the best solution. But I am not going to comment on any particular details of our conversations.

Ben Green: That’s fair. Thank you very much.

Operator: Thank you, our next question comes from Todd Van Fleet with First Analysis. Please go ahead.

Todd Van Fleet: Good morning, guys. James, I was going to ask a little bit more about the process, just in terms of how many entities you all were approached by; and then how carefully, I guess, you considered perhaps a breakup of the Company versus kind of just a sale outright.

I guess based on your last comment you are probably not going to share too much. But anything additionally you could share along those lines?

James Hyman: You are right; I am not going to comment too much. What I will say is, though, is this:  — the process really started — if you think of my history, I joined about a year and a half ago - we spent the first period of time sort of stabilizing, understanding operationally where we were.

Then, as I mentioned in my earlier comments, it was in the third quarter of last year that we formed a strategic committee, that we started to evaluate. That strategic committee worked with management to make sure we had input; we worked with outside advisers.

As I think the phrase I used, we really did consider the full range of alternatives. Every alternative you look at has benefits, costs, complexities, implementation issues attached to it. Where we are today represents, as I said, the unanimous view of the Board that this was the best place for the shareholders.

Todd Van Fleet:  Thanks.

Operator: Thank you, our next question comes from Craig Kelleher with Regiment Capital. Please go ahead.

Craig Kelleher: Just a quick follow-up. Does Veritas have any sort of financing contingency on the deal?

James Hyman: There is no financing condition.

Craig Kelleher: Okay. In terms of the fund it is going into, I mean, how big is that fund? Do you know how big this would (multiple speakers)?

James Hyman: I don’t know the details. It is — I guess it is the Fund III. I just don’t know the details.

Craig Kelleher:  Thank you.

Operator: Thank you, our next question comes from Chuck Ruff with Insight Investments. Please go ahead.

Chuck Ruff: You said Veritas assumes or repays $273.6 million in debt. Is that a June 30 number, or is that a more current number?

John Nieser: Chuck, I believe that is the June 30 number.

Chuck Ruff: Okay. They are also assuming, based on June 30, $18 million in cash and $50 million in reserve funds, then; right?

John Nieser: Well the MCF — remember, from a consolidated standpoint the reserve funds associated with MCF are not our funds.

Chuck Ruff: Well, you are counting the debt in the $273 [million], right?

James Hyman: Well the debt — yes; of the $273 [million], that includes both the senior notes, which is about $108 [million]; and the MCF, which is about $165 [million] or so.

The MCF piece, which is where those reserve funds and other stuff is, we have to consolidate them, because it’s on the books. But they stand alone.

Chuck Ruff: Right. But I guess my point is if you are including the MCF debt in the $273 million, then I would think it is fair to say that Veritas is also assuming $18 million in cash and $50 million in reserve funds. Or am I missing something?

James Hyman: I don’t know if you are missing. There is the total debt that we talked about on the books today. They are getting all of that, as it looks on our GAAP balance sheet.

Chuck Ruff: Right. And they are getting the reserve funds in cash. Okay, all right. I just wanted to make sure I understood. I will get back in line.

Operator: Thank you, our next question comes from Sheryl Skolnick with CRT Capital. Please go ahead.

Sheryl Skolnick: Thank you. Has there any decision been made as to whether you, James, and the rest of the management team will continue? There was an allusion to that in the press release, but it wasn’t specific.

James Hyman: The intent is that we will go forward. Veritas has bought the Company — or they intend to buy the Company. They obviously like the management team. They like the operating plan that we put together. But as of today there is no management agreement in place. We just haven’t gotten time to finalize the details on that.

Sheryl Skolnick: When was this agreement actually reached?

James Hyman: The merger agreement was reached Friday.

Sheryl Skolnick: Was reached Friday? Great, thank you.

Operator: Thank you, our next question comes from Chuck Ruff with Insight Investments. Please go ahead.

Chuck Ruff: Back to MCF. I understand you consolidate it for GAAP basis. The way I have always thought about it is more like an operating lease. Is that a reasonable approach? Or how do you guys think about it?

James Hyman: Well, number one, they are buying the Company; so they are getting everything. That is one way of thinking about it. The other thing is when I look at MCF, MCF is a sale-leaseback that — to use a euphemism — blew up and came back on our balance sheet. If it hadn’t had that accounting treatment, we wouldn’t be having the conversation.

So I think of it as an arm’s length standalone beast out there. And that’s the way we look, sort of — look through the accounting.

Chuck Ruff: Okay. When I look at the multiples that the deal was done at, it seems very low. I mean, obviously there are companies in the industry selling at better multiples than this, on an EBITDA basis, on a free cash flow basis. These are not buyout kind of multiples. Can you address that? Why should we think of this as a good deal with these kind of multiples?

James Hyman: Sure. But that’s a totally different question; so I am going to ask you to jump back in the queue and I will address that later. Thanks.

Chuck Ruff: Okay. Fine.

Operator: Thank you, our next question comes from Alex Heidrider with Millennium Partners. Please go ahead.

Alex Heidrider: Good morning. Congratulations.

James Hyman:  Thank you.

Alex Heidrider:  A quick question on the California situation. Can you guys talk about what might be the prospective impact on you guys, based on what happens?

James Hyman: We are not talking about any operational stuff. What I will say is that the general comments about California are:  We’ve seen the press reports. Obviously there are discussions going on across the entire industry. It is a highly politicized process. There is a gubernatorial election coming up. It will be as it will be. But we are not talking about operations today.

Alex Heidrider: But you can’t say whether you are not in discussions for that contract?

James Hyman: That would be an operational issue, so the answer is no; I’m not going to talk about that today.

Alex Heidrider:  All right, thanks.

Operator: Thank you, our next question comes from [Anton] Hie with Jefferies & Company. Please go ahead, sir.

Anton Hie: Yeah, that’ll do. Thanks. A quick question on whether — and hopefully this doesn’t fall under the category of operational questions. But is there any plan by the buyer to divest any of the operations of Cornell?

James Hyman: Don’t know. Hasn’t been announced. That would be their decision.

Anton Hie:  Okay, thank you.

Operator: Thank you, our next question comes from Chuck Ruff with Insight Investments. Please go ahead.

Chuck Ruff: I think you know the question. Do you want me to — I will go into it more if you want. But —

James Hyman: No, that’s okay. I have got it, Chuck. Let me start with the conclusion. So the conclusion is we absolutely believe this is a fair price. That was the view from all the Board members when we said this is the best thing for the shareholders.

How we got there takes into account, obviously, some of the multiples, when you look at it at top price. But we are also looking down into the details of — you know, you think about the business. We are not exactly the same as our competitors. We aren’t purely adult secure. I have a juvenile business. I have a community corrections business. We have a different risk profile.

So it was the summation of all of those. Which is why just looking at sort of my multiples compared to my pure adult secure competitor multiples is slightly misleading. So, yes, we think it is fair.

Chuck Ruff:  Okay.

Operator: (OPERATOR INSTRUCTIONS) Our next question comes from Andrew Jones with North Star Partners.

Andrew Jones: Hi, good morning. I don’t know to what extent you can discuss some of the options, but we thought that the Company and the shareholders would be much better off if we just continued as a public company and participated in the growth that seems to be available in the industry and the growth that you guys have outlined, through the ability to make incremental investments, and all that kind of stuff. So we had communicated to you before that selling out at a low price like this, which we think is a low price, wasn’t the best thing for shareholders.

So could you talk at all about the option of continuing, and continuing to grow and realize the opportunities that are ahead of you as a public company? Why that wasn’t something that was better for shareholders?

James Hyman: Well, the generic — I won’t say the generic. The general comment around why this is fair relative to the other alternatives relates around your risk analysis on what’s the certainty of each of the outcomes.

I think when we were thinking about the Board’s view and thinking about the discussions, you have the certainty of cash today versus the uncertainty of implementation risk, change in operating profile, yes — certainly the news last week out of California, which has indications on strong demand. But despite the pretty good news that we have had at Cornell in the last few quarters, and making progress, this has also been a Company that has had volatility.

So when we summed all of that up, the Board’s unanimous conclusion was this was the best alternative.

Andrew Jones: Well, the Company certainly had volatility. I mean — and the shareholders have kind of paid for that. I mean, we have been through this process with you guys since you came on board and have — suffered is not the right word; but we have gone along.

We have had a stock that has been a laggard compared to the industry. We have kind of put up with that because you have done a fine job in fixing things up. It just seems to us that after having endured the pain of getting things in order and fixing it up, you have got it teed up for growth now; and somebody else is going to enjoy that benefit.

So obviously you are not going to say anything other than this price is fair, because you couldn’t obviously recommend something you didn’t think was fair. But there has got to be different ways to look at this, I would think.

And we disagree. We think the price is wrong. We would rather see you guys as a standalone. We own a little over 5% of the stock, and based on what I know today we will strongly oppose the deal and do everything we can to try and stop it.

James Hyman: Okay. Is there another question, operator?

Operator: Chuck Ruff with Insight Investments. Please go ahead.

Chuck Ruff: I just wanted to add my two cents. I think with the industry growth that is out there right now, you have talked before about not needing to own $150 million of assets, and that is a big opportunity. You have talked about $30 million of low-risk high-return type CapEx opportunities out there. I agree with the previous caller; I think this price is very low. I too will not be in favor of it.

James Hyman: Okay, Chuck. Understand your position.

Operator: Thank you, our next question comes from Ali Motamed with Boston Partners. Please go ahead.

Ali Motamed: I wanted to — again, I agree with the previous two guys. I think it is a ridiculous price. I think, I mean, the most important point to me is what you guys mentioned about maintenance CapEx. You put these facilities up. You don’t need to spend very much money on them. We are looking at a forward earnings number of over $1; but if you look at forward cash flow, you should be putting up, on a normal, not growth, basis $2.30 in cash a share.

I don’t think I could support this deal either. I mean, I think it is sort of ridiculous, especially at a book value of $11. It’s almost like you didn’t create any value in this thing. So I just want to agree with the previous two people.

James Hyman: Okay, Ali. Got it. Thank you.

Operator: (OPERATOR INSTRUCTIONS) We have no further questions at this time, gentlemen.

James Hyman: Again, thank you very much for participating on such short notice. If there are any other events we will keep you apprised. When we are ready to talk about the third quarter, we will talk to you then. Thanks.

Operator: Ladies and gentlemen, this concludes the Cornell Companies’ update conference call. Thank you for your participation. If you would like to listen to a replay you may dial 1-800-405-2236 or 303-590-3000 and enter access number 11073379.

(OPERATOR INSTRUCTIONS) Once again, thank you for your participation. You may now disconnect.

END OF CALL.

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Important additional information regarding the merger will be filed with the SEC.

In connection with the proposed merger, Cornell Companies will file a proxy statement with the Securities and Exchange Commission (SEC). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, AS IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES THERETO. Investors and security holders may obtain a free copy of the proxy statement (once available) and other documents filed by Cornell at the SEC’s website at http://www.sec.gov. The proxy statement and other documents may also be obtained free of charge from Cornell Companies by directing such requests to Cornell Companies, Attn: Investor Relations, 1700 W Loop South Suite 1500, Houston, Texas  77027, telephone:  (713) 623-0790.

Cornell Companies and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of Cornell’s participants in the solicitation, which may be different from those of Cornell stockholders generally, is set forth in the company’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and in the proxy statement relating to the merger (once available).

Certain statements included in this news release are intended as “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cautions that, as a result of numerous risks, uncertainties and other factors,  actual future results may vary materially from those expressed or implied in any forward-looking statements and in particular, there can be no assurance that that any transaction will occur with respect to the Company. Risk factors include, but are not limited to:  (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that may be instituted against Cornell and others following announcement of the merger agreement; (3) the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to completion of the merger, including the receipt of stockholder approval and expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; (4) the failure to obtain the necessary financing arrangements set forth in commitment letters received in connection with the merger; (5) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (6) the ability to recognize the benefits of the merger; (7) the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger; and (8) the impact of the substantial indebtedness incurred to finance the consummation of the merger. Many factors that may affect the completion of the transaction are beyond the Company’s ability to control or predict. Cornell Companies undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. More information about the risks and uncertainties inherent in the Company’s businesses relating to these forward-looking statements are found in the Company’s SEC filings, which are available free of charge on the SEC’s web site at http://www.sec.gov.